Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2019 THIRD QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – April 25, 2019 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 31, 2019.

Net sales for the Company’s third quarter ended March 31, 2019 were $128.2 million, compared to net sales of $116.8 million for the third quarter ended April 1, 2018.  Net income for the current year quarterly period was $1.7 million, compared to net income of $3.0 million in the prior year quarter.  Diluted earnings per share for the current year quarterly period were $0.46 compared to diluted earnings per share of $0.80 in the prior year quarter.

For the nine months ended March 31, 2019, the Company’s net sales were $358.3 million compared to net sales of $322.5 million in the prior year nine month period.  Net loss during the current year nine month period was $17.0 million compared to net income of $8.3 million in the prior year nine month period.  Diluted loss per share was $4.62 for the nine month period ended March 31, 2019 compared to diluted earnings per share of $2.24 during the nine month period ended April 1, 2018.

During the second quarter ended December 30, 2018, the Company completed a substantial portion of terminating the STRATTEC Pension Plan that was previously frozen on December 31, 2009.  A non-cash pre-tax pension settlement charge of $32.4 million was recorded during our second quarter ended December 30, 2018 that reduced diluted earnings per share by $6.73, or $24.8 million, on an after tax basis.  Without the pension settlement charge adjusted diluted earnings per share for the nine months ended March 31, 2019 would have been $2.11.  See the following table for further explanation.

STRATTEC SECURITY CORPORATION

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Nine Months Ended
	March 31, 2019	April 1, 2018
	Unaudited	Unaudited

Net (loss) income (GAAP measure)	$(16,967)	$8,307
Pension termination settlement charge, net of tax	24,812	-
Adjusted net income	$7,845	$8,307

Diluted (loss) earnings per share (GAAP measure)	$(4.62)	$2.24
Pension termination settlement charge, net of tax	6.73	-
Adjusted diluted earnings per share	$2.11	$2.24

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 31, 2019	April 1, 2018

Fiat Chrysler Automobiles	$29,917	$31,282
General Motors Company	30,969	22,417
Ford Motor Company	15,942	18,062
Tier 1 Customers	20,078	19,027
Commercial and Other OEM Customers	22,794	21,714
Hyundai / Kia	8,530	4,321
TOTAL	$128,230	$116,823

Sales to Fiat Chrysler Automobiles in the current year quarter decreased in comparison to the prior year quarter due to lower vehicle production volumes on the components we supply.  The increase in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to higher sales content on models for which we supply components, in particular power access products and latches.  Sales to Ford Motor Company decreased in the current year quarter due to a combination of discontinued models and lower production volumes on the vehicles for which we supply components compared to the prior year quarter.  Sales to Tier 1 Customers increased in the current year quarter due to higher sales of our door handle and component products.  Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to increases in sales related to painted door handle programs for Volkswagen.  These Commercial and Other OEM Customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production of the Kia Sedona minivan for which we supply primarily power sliding door components.

Gross profit margins were 12.2 percent in the current year quarter compared to 13.0 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to an increase in the Mexican minimum wage for our Mexican workforce effective January 1, 2019 and higher than expected production costs at our door handle paint and assembly facility in Leon, Mexico.  Also, positively impacting gross margins in the current year quarter was a favorable product sales mix in comparison to the prior year quarter.

Engineering, Selling and Administrative expenses overall were higher in the current year quarter, however as a percent of net sales were 9.1 percent compared to 9.3 percent in the prior year quarter.  The increase in overall operating expenses in the current year quarter was primarily due to higher outside expenditures on new product development costs associated with utilizing third party vendors for a portion of our development work.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 31, 2019	April 1, 2018

Equity Earnings of VAST LLC Joint Venture	$25	$703
Equity Earnings (Loss) of STRATTEC Advanced Logic LLC Joint Venture	41	(84)
Net Foreign Currency Realized and Unrealized Transaction Gain (Loss)	(47)	122
Other	256	36
	$275	$777

The decrease in Other Income, Net in the current year quarter from the prior year quarter was primarily related to lower profitability at our VAST LLC China operation.  We continue to invest in the growing China market with higher development costs for new programs and breaking ground for our new plant.  It is in Jingzhou, China, which will give us added capacity, efficiencies and the advantage of a broader geographic footprint. Earnings were also impacted by a drop in sales which we believe was due to customers rebalancing inventories around the Chinese New Year holiday.

Frank Krejci, President & CEO commented:  “I am disappointed to report lower earnings on higher sales this quarter compared to last year.  Two reasons for the drop in profitability stand out.  The Mexican government mandated doubling the minimum wage that was expected to be partially offset by tax benefits which did not happen.  The other reason was lower sales in China, impacting our VAST LLC joint venture profitability.”

“While not reflected in earnings, after recent investments in supporting new business, operating cash flow improved significantly.  As a result, our overall debt borrowings were reduced by $7 million over the last nine months to $44 million.”

“Shortly after the close of the quarter, our team at STRATTEC was honored as a winner of a PACE Award for innovation in the automotive industry.  This is the second year in a row that we won, a remarkable feat given the number of companies eligible and the significant resources of some of the competition.  The product which won this year’s PACE Award is a powered opening and closing tailgate which we successfully introduced for the Chevrolet Silverado pick-up.  General Motors is now featuring it in commercials, hopefully growing demand within this important market segment.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release contains financial measures not prepared in accordance with generally accepted accounting principles (referred to as Non-GAAP), specifically “adjusted net income” and “adjusted diluted earnings per share.”  “Adjusted net income” is defined as net (loss) income attributable to STRATTEC SECURITY CORPORATION shareholders excluding the pension termination settlement charge, net of tax.  “Adjusted diluted earnings per share” is defined as “Adjusted net income” divided by average diluted shares of common stock outstanding.  The Company believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide additional information for evaluating STRATTEC’s performance and are important measures by which STRATTEC’s management is able to assess the profitability and liquidity of STRATTEC’s business. These Non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) as a measure of operating performance. These Non-GAAP measures may be different than Non-GAAP financial measures used by other companies.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018

Net Sales	$128,230	$116,823	$358,302	$322,465

Cost of Goods Sold	112,548	101,626	314,701	281,159

Gross Profit	15,682	15,197	43,601	41,306

Engineering, Selling & Administrative Expenses	11,721	10,839	33,222	31,033

Income from Operations	3,961	4,358	10,379	10,273

Interest Income	-	1	-	8

Interest Expense	(413)	(305)	(1,224)	(761)

Pension Termination Settlement Charge	-	-	(32,434)	-

Other Income, Net	275	777	2,153	3,472

Income (Loss) before Provision (Benefit) for Income Taxes and Non-Controlling Interest	3,823	4,831	(21,126)	12,992

Provision (Benefit) for Income Taxes	786	899	(6,994)	1,956

Net Income (Loss)	3,037	3,932	(14,132)	11,036

Net Income Attributable to Non-Controlling Interest	(1,307)	(963)	(2,835)	(2,729)

Net Income (Loss) Attributable to STRATTEC SECURITY CORPORATION	$1,730	$2,969	$(16,967)	$8,307

Earnings (Loss) Per Share:
Basic	$0.47	$0.82	$(4.62)	$2.29
Diluted	$0.46	$0.80	$(4.62)	$2.24
Average Basic Shares Outstanding	3,684	3,634	3,670	3,625

Average Diluted Shares Outstanding	3,728	3,708	3,670	3,702

Other
Capital Expenditures	$4,148	$5,033	$13,550	$19,382
Depreciation & Amortization	$4,420	$3,884	$12,543	$10,551

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 31, 2019	July 1, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,202	$8,090
Receivables, net	87,847	73,832
Inventories, net	46,822	46,654
Other current assets	15,609	22,527
Total Current Assets	159,480	151,103
Investment in Joint Ventures	23,876	22,192
Other Long Term Assets	12,087	17,338
Property, Plant and Equipment, Net	117,841	116,542
	$313,284	$307,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$46,207	$38,439
Other	32,598	30,354
Total Current Liabilities	78,805	68,793
Accrued Pension and Post Retirement Obligations	2,322	2,379
Borrowings Under Credit Facility	44,000	51,000
Other Long-term Liabilities	831	1,757
Shareholders’ Equity	317,984	331,375
Accumulated Other Comprehensive Loss	(17,737)	(33,439)
Less: Treasury Stock	(135,742)	(135,778)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	164,505	162,158
Non-Controlling Interest	22,821	21,088
Total Shareholders’ Equity	187,326	183,246
	$313,284	$307,175

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Cash Flows from Operating Activities:
Net Income (Loss)	$3,037	$3,932	$(14,132)	$11,036
Adjustment to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Equity Earnings in Joint Ventures	(66)	(619)	(2,451)	(3,118)
Depreciation and Amortization	4,420	3,884	12,543	10,551
Foreign Currency Transaction Loss	192	592	261	173
Unrealized (Gain) Loss on Peso Forward Contracts	(23)	(392)	(116)	687
Stock Based Compensation Expense	241	250	867	871
Pension Settlement Charge	-	-	32,434	-
Deferred Income taxes	-	-	(8,131)	(1,710)
Change in Operating Assets/Liabilities	(2,805)	(4,972)	3,727	(14,744)
Other, net	3	(11)	(281)	(44)

Net Cash Provided by Operating Activities	4,999	2,664	24,721	3,702

Cash Flows from Investing Activities:
Investment in Joint Ventures	(200)	(125)	(200)	(125)
Repayment of Loan to Joint Venture	-	150	-	300
Additions to Property, Plant and Equipment	(4,148)	(5,033)	(13,550)	(19,382)
Proceeds from Sale of Property, Plant and Equipment	-	10	12	12
Net Cash Used in Investing Activities	(4,348)	(4,998)	(13,738)	(19,195)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	-	3,000	2,000	21,000
Repayment of Borrowings Under Credit Facility	(2,000)	(1,000)	(9,000)	(3,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	(400)	(200)	(1,384)	(2,217)
Dividends Paid	(517)	(508)	(1,546)	(1,525)
Exercise of Stock Options and Employee Stock Purchases	172	27	244	217
Net Cash (Used In) Provided by Financing Activities	(2,745)	1,319	(9,686)	14,475

Effect of Foreign Currency Fluctuations on Cash	(77)	(333)	(185)	(306)

Net (Decrease) Increase in Cash & Cash Equivalents	(2,171)	(1,348)	1,112	(1,324)

Cash and Cash Equivalents:
Beginning of Period	11,373	8,385	8,090	8,361
End of Period	$9,202	$7,037	$9,202	$7,037